Exhibit 10.1

One Madison Corporation
3 East 28nd Street, 8rd Floor

New York, New York 10016

May 13, 2019

One Madison Group LLC
23 East 22nd Street, 53rd Floor

New York, New York 10010

RE:	Amendment No. 2 to the Securities Subscription Agreement

This second amendment (this “Amendment”) to that certain Securities Subscription Agreement (the “Agreement”) entered into on July 18, 2017, as amended on December 1, 2017, by and between One Madison Group LLC, a Delaware limited liability company (the “Subscriber” or “you”), and One Madison Corporation, a Cayman Islands exempted company (the “Company”, “we” or “us”) is made on the date hereof pursuant to Section 6.4 of the Agreement. Capitalized terms that are used herein, except as otherwise defined herein, shall have the meanings ascribed to them in the Agreement. In consideration of the mutual promises and covenants contained herein, the Company and the Subscriber agree as follows (subject to the last sentence of this Amendment):

1.	Section 3.4 of the Agreement shall be amended and restated in its entirety to read as follows:

3.4	Earnout.

(a) First Earnout. During the period commencing on the date that a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination between the Company and one or more businesses (a “Business Combination”) is consummated through the tenth anniversary following the consummation of such Business Combination (the “Earnout End Date”), unless (a) the closing price of the Company’s Class A ordinary shares (or any successor class of common shares listed on The New York Stock Exchange or The Nasdaq Stock Market) equals or exceeds $15.00 per share (as adjusted for share splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period or (b) the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of its common shareholders having the right to exchange their common equity for consideration in cash, securities or other property or any transaction involving a consolidation, merger, proxy contest, tender offer or similar transaction in which the Company is the surviving entity which results in a change in the majority of our board of directors or management team or the company’s stockholders immediately prior to such transaction ceasing to own a majority of the surviving entity immediately after such transaction (each a “First Earnout Condition”), on the Earnout End Date or promptly thereafter (the “Earnout Forfeiture Date”), the Subscriber acknowledges and agrees that it shall surrender for no consideration any and all rights to such number of Shares (including any Class A ordinary shares or Class C ordinary shares into which such Shares have converted) equal to 50.0% of the Shares held by the Subscriber immediately following the Company’s IPO (after accounting for any forfeitures required pursuant to Section 3.2 hereto but assuming no exercise of the Over-allotment Option), or 3,397,500 Shares (the “First Earnout Shares”).

(a) Second Earnout. During the period commencing on the date that a Business Combination is consummated through the Earnout End Date, unless (a) the closing price of the Company’s Class A ordinary shares (or any successor class of common shares listed on The New York Stock Exchange or The Nasdaq Stock Market) equals or exceeds $17.00 per share (as adjusted for share splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period or (b) the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of its common shareholders having the right to exchange their common equity for consideration in cash, securities or other property or any transaction involving a consolidation, merger, proxy contest, tender offer or similar transaction in which the Company is the surviving entity which results in a change in the majority of our board of directors or management team or the company’s stockholders immediately prior to such transaction ceasing to own a majority of the surviving entity immediately after such transaction (each a “Second Earnout Condition”), on the Earnout Forfeiture Date, the Subscriber acknowledges and agrees that it shall surrender for no consideration any and all rights to such number of Shares (including any Class A ordinary shares or Class C ordinary shares into which such Shares have converted) equal to 50.0% of the Shares held by the Subscriber immediately following the Company’s IPO (after accounting for any forfeitures required pursuant to Section 3.2 hereto but assuming no exercise of the Over-allotment Option), or 3,397,500 Shares (the “Second Earnout Shares”).

(d) Dividends. The First Earnout Shares and the Second Earnout Shares (including any Class A ordinary shares or Class C ordinary shares into which such shares have converted) will not participate in cash dividends or other cash distributions payable to holders of the ordinary shares of the Company prior to the date on which one or more of the First Earnout Conditions or the Second Earnout Conditions, respectively, has been satisfied, whereupon the Company shall promptly pay to the Subscriber in respect of the First Earnout Shares or the Second Earnout Shares (including any Class A ordinary shares or Class C ordinary shares into which such shares have converted), as applicable, all cash dividends and cash distributions paid on the ordinary shares of the Company after the Ranpak Business Combination as if they had been holders of record entitled to receive distributions on the applicable record date.

(c) Redemption of Public Shares. In the event that any of the Shares held by the Subscriber are forfeited to the Company as a result of the redemption of the Company’s Class A Shares in connection with the shareholder vote to approve the Business Combination, such forfeitures will reduce first, the Second Earnout Shares and next, the First Earnout Shares.

2.	Section 5.4 of the Agreement shall be amended and restated in its entirety to read as follows:

5.4 “Subscriber Lock-up. The Subscriber agrees that it shall not (and shall cause any employees of the Subscriber and/or the Company to whom the Subscriber Transfers Shares not to) Transfer any (i) First Earnout Shares until the earlier of (A) the date on which one or more of the First Earnout Conditions has been satisfied and (B) the Earnout Forfeiture Date and (ii) Second Earnout Shares until the earlier of (A) the date on which one or more of the Second Earnout Conditions has been satisfied and (B) the Earnout Forfeiture Date, unless the transferee enters into a written agreement for the benefit of the Company, in a form reasonably acceptable to the Company, agreeing to be bound by the terms of this Agreement.”

Upon and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as modified and amended hereby.

This Amendment may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of New York applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof.

This Amendment is the joint product of the Subscriber and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

If the Stock Purchase Agreement referenced above is terminated prior to the consummation of the Business Combination, this Amendment shall automatically be deemed null and void ab initio.

[Signature Page Follows]

If the foregoing accurately sets forth our understanding and agreement, please sign the enclosed copy of this Amendment and return it to us.

Very truly yours,

ONE MADISON CORPORATION

By:	/s/ Omar M. Asali
	Name:	Omar M. Asali
	Title:	Chief Executive Officer

Accepted and agreed as of the date first written above.

ONE MADISON GROUP LLC

By:	/s/ Omar M. Asali
	Name:	Omar M. Asali
	Title:	Sole Member